Exhibit E
CONSENT
     I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement filed by the Republic of Italy with the Securities and Exchange Commission of the United States.
     In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/s/ ELENA COMPARATO
	Name:	Dottoressa Elena Comparato
	Title:	Internal Counsel Department of Treasury Ministry of Economy and Finance

Dated: July 25, 2008.

E-1